Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
May 9, 2017	Chicago	Riyadh
	Dubai	Rome
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Antero Midstream GP LP

1615 Wynkoop Street

Denver, Colorado 80202

(303) 357-7310

Re:     Initial Public Offering of Common Shares of Antero Midstream GP LP

Ladies and Gentlemen:

We have acted as special counsel to Antero Midstream GP LP, a Delaware limited partnership (the “Partnership”), in connection with the sale of up to 42,837,500 common shares representing limited partner interests in the Partnership (the “Common Shares”) by the selling shareholder named in the Registration Statement (defined below). The Common Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on March 28, 2017 (Registration No. 333-216975) (as amended, the “Registration Statement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Common Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion, as of the date hereof, that the Common Shares have been duly authorized by all necessary limited

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partnership action of the Partnership, the Common Shares are validly issued and, under the Delaware Act, purchasers of the Common Shares have no obligation to make further payments for their purchase of Common Shares or contributions to the Partnership solely by reason of their ownership of Common Shares or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s current report on Form 8-K filed with the Commission on May 9, 2017 and to the reference to our firm in the prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP